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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Reebok International Ltd. for the registration of common stock to be sold by the Selling Stockholders and to the incorporation by reference therein of our report dated February 1, 1994, except for the third paragraph of Note 16 as to which the date is February 7, 1994, with respect to the consolidated financial statements and schedules of Reebok International Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1993, filed with the Securities and Exchange Commission.

                                          ERNST & YOUNG

Boston, Massachusetts
February 15, 1994